Exhibit 99.1

VAIL RESORTS, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Vail Resorts Contacts:

Media: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL 2005 THIRD QUARTER AND FIRST NINE- MONTHS RESULTS

  Skier visits and ETP up 5.3% and 4.3%, respectively, for the 2004/2005 ski season
  Third quarter Resort revenue up 10.1% over same period last year
  Third quarter Resort Reported EBITDA 14.9% higher than last year
  Nine-months Resort Reported EBITDA 16.2% higher than last year

VAIL, Colo. - June 9, 2005 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the third quarter of fiscal 2005 ended April 30, 2005.

The Company uses the term "Reported EBITDA" when reporting financial results. The Company defines Reported EBITDA for the Mountain, Lodging and Resort (the combination of mountain and lodging) segments as segment net revenue less segment operating expense plus segment equity investment income or loss. The Company defines Reported EBITDA for the Real Estate segment as segment net revenue less segment operating expense plus gain on transfer of property plus segment equity investment income or loss. See reconciliation of non-GAAP measures included in this release.

THIRD QUARTER PERFORMANCE

Mountain revenue for the third quarter of fiscal 2005 was $256.8 million, a 10.0% increase from $233.4 million for the comparable period last year. Mountain expense increased $6.5 million, or 5.2%, from $125.9 million to $132.4 million.

Lodging revenue for the quarter grew $5.4 million, or 10.6%, from $50.9 million to $56.3 million. Lodging expense increased $3.7 million, or 9.4%, from $39.5 million to $43.2 million.

Resort revenue, the combination of mountain and lodging revenues, rose $28.8 million, or 10.1%, from $284.3 million to $313.1 million. Resort expense increased 6.2% from $165.4 million to $175.6 million, up $10.2 million.

Real Estate revenue for the quarter rose $10.1 million to $14.3 million. Real Estate expense increased $24.8 million to $16.2 million due primarily to the relief of a $15.1 million capital improvement fee liability in the third quarter of fiscal 2004. The elimination of the liability and corresponding reduction in real estate operating expense resulted from the third quarter 2004 payoff of the outstanding Smith Creek Metropolitan District bonds by the Bachelor Gulch Metropolitan District.

Total revenue grew $39.0 million, or 13.5%, from $288.5 million to $327.5 million and total segment operating expense increased $34.8 million, or 22.2%, from $156.9 million to $191.7 million.

Income from operations for the quarter was $109.1 million versus $109.2 million for the same period last year. Included in the third quarter of fiscal 2005 was a $1.6 million asset impairment charge associated with the call option on RockResorts which was determined to have no value after the put option was settled in May 2005. Vail Resorts now owns 100% of RockResorts.

Reported EBITDA for the Mountain segment grew $16.8 million, or 15.5%, to $124.9 million compared to $108.1 million for the comparable period last year.

Reported EBITDA for the Lodging segment improved from $12.0 million in the third quarter of last year to $13.1 million in the current year third quarter, a 9.2% increase. Included in the third quarter of fiscal 2004 was equity investment income of $0.6 million associated with the Bachelor Gulch Resort, LLC ("BG Resort"), the entity which owned the Ritz-Carlton, Bachelor Gulch. In December 2004 the Company sold its 49% interest in BG Resort.

Third quarter Resort Reported EBITDA rose $17.9 million to $138.0 million, a 14.9% improvement over the $120.1 million reported for the comparable period last year.

Real Estate Reported EBITDA for the quarter fell $15.1 million to negative $1.9 million from positive $13.2 million last year, primarily due to the prior year relief of the $15.1 million capital improvement fee liability described above.

The Company reported third quarter fiscal 2005 net income of $58.8 million, or $1.61 per diluted share, compared to net income of $62.5 million, or $1.77 per diluted share, for the same period last year.

NINE-MONTH PERFORMANCE

Mountain revenue for the nine months ended April 30, 2005 was $505.5 million, an 8.2%, or $38.5 million, increase from $467.0 million for the comparable period last year. Mountain expense increased $16.5 million, or 5.3%, from $312.7 million to $329.2 million.

Lodging revenue for the nine months grew $11.2 million, or 8.4%, from $133.9 million to $145.1 million. Lodging expense increased $6.7 million, or 5.6%, from $120.6 million to $127.3 million.

Resort revenue, the combination of Mountain and Lodging revenues, rose $49.7 million, or 8.3%, from $600.9 million to $650.6 million. Resort expense increased 5.4% to $456.5 million, up $23.2 million from the comparable period last year.

Real Estate revenue for the nine-month period rose $0.7 million from $38.6 million last year to $39.3 million this year. Real Estate expense increased $23.3 million from $9.6 million last year to $32.9 million this year due primarily to the prior year relief of the $15.1 million capital improvement fee liability described above. Included in the nine-month Real Estate revenue for fiscal 2005 is $2.5 million of previously deferred land sale revenue associated with the December 2004 sale of the Company's investment in BG Resort.

Total revenue grew $50.5 million, or 7.9%, to $690.0 million up from $639.5 million last year, and total segment operating expense increased $46.5 million, or 10.5%, to $489.4 million up from $442.9 million last year.

Income from operations for the nine months improved $2.7 million, or 2.2%, to $128.1 million compared to $125.4 million for the same period last year. Included in the first nine months of fiscal 2004 was a $5.5 million mold remediation charge associated with an employee housing facility.

Reported EBITDA for the Mountain segment improved $22.8 million, or 14.7%, to $178.3 million compared to $155.5 million for the comparable period last year.

Reported EBITDA for the Lodging segment improved from $11.0 million for the nine-month period last year to $15.2 million in the current year, a 38.2% improvement. Included in the nine months of fiscal 2005 and fiscal 2004 was an equity investment loss of $2.7 million and $2.2 million, respectively, associated with BG Resort. The Company sold its 49% interest in BG Resort in December 2004.

Resort Reported EBITDA rose $27.0 million to $193.5 million, a 16.2% improvement over the $166.5 million reported for the nine-month period last year.

Real Estate Reported EBITDA for the nine months decreased $25.5 million, as expected, to $6.3 million from $31.8 million for the same period a year ago primarily due to the prior year relief of the $15.1 million capital improvement fee liability described above.

Reported net income for the nine months of fiscal 2005 was $59.6 million, or $1.65 per diluted share, compared to net income of $30.3 million, or $0.86 per diluted share, for the same period last year.

Excluding the $5.7 million gain on sale of equity investment in fiscal 2005, the charges for early extinguishment of debt in both fiscal years, and the fiscal 2004 mold remediation charge, and using a normalized tax rate, the Company's nine month net income would have been $55.1 million, or $1.53 per diluted share, for fiscal 2005, a 5.8% improvement as compared to net income of $52.1 million, or $1.48 per diluted share, in fiscal 2004.

Adam Aron, Vail Resorts Chairman and Chief Executive Officer, commented, "This is one of those quarters where the numbers comprising the success of Vail Resorts operating performance literally speak for themselves."

He said, "In the February, March and April peak months of the 2004-2005 ski season, Vail Resorts generated year-over-year third quarter revenue growth of 10% and Reported EBITDA growth of 16% in our Mountain segment. Skier visits at our five resorts grew 8.5%, and we experienced a 3.6% increase in average realized lift ticket prices. For the entire ski season, Beaver Creek and Heavenly both had record skier visits for the third consecutive year, Breckenridge also had its best visitation year ever, and four of our five mountain resorts (Vail, Breckenridge, Heavenly and Keystone) each catered to over one million skier visits."

He added, "Lodging segment results also generated an 11% increase in revenue and a 9% increase in Reported EBITDA for the quarter. The increase was primarily driven by growth in both occupancies and average daily rates at a majority of our owned hotels. In addition, as to our previously articulated strategy to alter the balance from owning fewer to managing more of our hotel properties, in May we entered into a contract to sell the Vail Marriott at a favorable valuation, while maintaining a long-term 15-year management contract on the hotel. We also continue to receive and evaluate offers from third parties to acquire certain of our remaining owned hotels while we retain management."

"Turning to our real estate business, it has performed financially as expected thus far in fiscal 2005. More importantly, the redevelopment of Vail's New Dawn has begun in earnest. We have now closed on all of the 114 deeded parking spaces in the new $100,000 per space garage in Vail Village. We have also successfully converted from deposited reservation to binding contracts on all 67 condominiums at The Arrabelle at Vail Square. Similarly, we have signed contracts on all 16 of the Gore Creek residences. Based on achieving current construction cost estimates, we estimate that taken together The Arrabelle and Gore Creek Place projects will generate approximately $80 to $92 million in income, before provision for taxes and before allocated corporate or Vail Resorts Development Company overhead, which is likely to be recorded upon completion of construction between the summer of 2006 and the fall of 2007. In a separate press release issued today, we also announced we will be seeking approvals from the Town of Vail and U.S. Forest Service for the next project of Vail's New Dawn. 'The Ritz-Carlton Residences, Vail' are to be located immediately adjacent to the Vail Marriott. We have every reason to expect this new luxury condominium project next to a proposed new base village high-speed lift will be both a lucrative real estate development effort for us and give Vail visitors an attractive fifth access portal to Vail Mountain," continued Aron.

Aron further added, "Based on the results announced today, Resort Reported EBITDA is already $27.0 million favorable to last year through the third quarter, with three months remaining in fiscal 2005. The mid-point of our previously announced full-year guidance range contemplated an $11.4 million year-over-year increase in Resort Reported EBITDA for the entire twelve months. While we do expect a portion of the year-to-date favorable variance to reverse itself in the fourth quarter, we nonetheless believe it is prudent to increase our earnings guidance ranges at this time. As such, we currently expect Vail Resorts full-year Fiscal 2005 Resort Reported EBITDA to range between $160 and $166 million. We expect Real Estate Reported EBITDA to remain at the previously announced range of $10 to $16 million. The Company now expects to report a net income for the year ranging from approximately $22 to $29 million."

CONFERENCE CALL

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development, construction, and management subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: general business and economic conditions; competitive factors in the ski and resort industries; loss of hotel management contracts; failure to successfully integrate and operate future acquisitions; adverse consequences resulting from the existing SEC formal investigation; failure to commence or complete the planned real estate development projects and/or achieve the anticipated short and long-term financial benefits from the development and/or inability to obtain financing on favorable terms; adverse changes in the real estate market; terrorist acts upon the United States; the threat of or actual war; economic downturns; expenses or adverse consequences arising from current or potential litigation against the Company; implications arising from any new FASB/governmental legislation, rulings or interpretations; reliance on government permits or approvals for use of federal land or operational improvements; and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2005	2004	2005	2004
Net revenue:
Mountain	$ 256,825	$ 233,400	$ 505,484	$ 467,014
Lodging	56,285	50,910	145,148	133,943
Real estate	14,341	4,165	39,329	38,553
Total net revenue	327,451	288,475	689,961	639,510
Segment operating expense:
Mountain	132,399	125,949	329,210	312,728
Lodging	43,164	39,521	127,282	120,578
Real estate	16,165	(8,578)	32,939	9,610
Total segment operating expense	191,728	156,892	489,431	442,916
Other operating income (expense):
Gain on transfer of property	--	--	--	2,147
Depreciation and amortization	(25,039)	(22,406)	(69,387)	(65,340)
Asset impairment charge	(1,573)	--	(1,573)	(933)
Mold remediation charge	--	--	--	(5,500)
Loss on disposal of fixed assets, net	(38)	(11)	(1,519)	(1,567)
Income from operations	109,073	109,166	128,051	125,401
Mountain equity investment income, net	438	654	2,003	1,222
Lodging equity investment income (loss), net	--	567	(2,679)	(2,384)
Real estate equity investment income (loss), net	(48)	488	(107)	692
Investment income, net	141	445	1,443	1,338
Interest expense	(9,349)	(10,664)	(30,734)	(36,930)
Loss on extinguishment of debt	--	--	(612)	(36,195)
Gain (loss) on sale of equity investment	(3)	--	5,690	--
Gain (loss) on put options, net	(447)	(433)	741	(1,739)
Other income (expense), net	--	2	49	(9)
Minority interest in income of consolidated subsidiaries, net	(4,216)	(4,178)	(6,980)	(6,181)
Income before provision for income taxes	95,589	96,047	96,865	45,215
Provision for income taxes	(36,801)	(33,562)	(37,293)	(14,871)
Net income	$ 58,788	$ 62,485	$ 59,572	$ 30,344

Per share amounts:
Basic net income per share	$ 1.64	$ 1.77	$ 1.68	$ 0.86
Diluted net income per share	$ 1.61	$ 1.77	$ 1.65	$ 0.86
Other Data:
Mountain Reported EBITDA	$ 124,864	$ 108,105	$ 178,277	$ 155,508
Lodging Reported EBITDA	13,121	11,956	15,187	10,981
Resort Reported EBITDA	137,985	120,061	193,464	166,489
Real Estate Reported EBITDA	$ (1,872)	$ 13,231	$ 6,283	$ 31,782

Note: Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three and nine months ended April 30, 2004 to conform to the current period presentation.

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(in thousands) (Unaudited)

	Three Months Ended			Nine Months Ended
	April 30,			April 30,

	2005	2004	% Change	2005	2004	% Change
Business Line
Lift tickets	$ 130,213	$ 115,866	12.4%	$233,269	$212,547	9.8%
Ski school	36,727	33,126	10.9%	63,842	58,171	9.8%
Dining	25,951	25,093	3.4%	49,353	47,418	4.1%
Retail/rental	42,772	39,917	7.2%	105,747	101,991	3.7%
Other	21,162	19,398	9.1%	53,273	46,887	13.6%
Total Mountain net operating revenue	256,825	233,400	10.0%	505,484	467,014	8.2%

Total Lodging net operating revenue	56,285	50,910	10.6%	145,148	133,943	8.4%

Total Resort Revenue	$ 313,110	$ 284,310	10.1%	$ 650,632	$ 600,957	8.3%

	Three Months Ended			Nine Months Ended
	April 30,			April 30,

	2005	2004	% Change	2005	2004	% Change
Skier Visits
Vail	889	858	3.6%	1,568	1,556	0.8%
Breckenridge	794	746	6.4%	1,471	1,402	4.9%
Heavenly	586	498	17.7%	1,058	965	9.6%
Keystone	539	492	9.6%	1,021	944	8.2%
Beaver Creek	461	420	9.8%	815	769	6.0%
Total Skier Visits	3,269	3,013	8.5%	5,933	5,636	5.3%

	As of April 30,
	2005	2004
Key Balance Sheet Data:
Real estate held for sale and investment	$ 140,009	$ 119,570
Total stockholders' equity	561,162	527,063

Total debt	522,527	634,683
Less: cash and cash equivalents	41,068	60,731
Net debt	$ 481,459	$ 573,952

Note: Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three and nine months ended April 30, 2004 to conform to the current period presentation

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States ("GAAP"), and it might not be comparable to similarly titled measures. Reported EBITDA does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes that Reported EBITDA is an indicative measure of the Company's operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries. In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company's ability to fund capital expenditures and service debt. The Company uses Reported EBITDA targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA to net income for the Company calculated in accordance with GAAP for the three and nine months ended April 30, for the fiscal years 2005 and 2004.

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2005	2004	2005	2004

Mountain Reported EBITDA	$ 124,864	$ 108,105	$ 178,277	$ 155,508
Lodging Reported EBITDA	13,121	11,956	15,187	10,981
Real Estate Reported EBITDA	(1,872)	13,231	6,283	31,782
	136,113	133,292	199,747	198,271
Depreciation and amortization expense	(25,039)	(22,406)	(69,387)	(65,340)
Asset impairment charge	(1,573)	--	(1,573)	(933)
Mold remediation	--	--	--	(5,500)
Loss on disposal of fixed assets	(38)	(11)	(1,519)	(1,567)
Investment income, net	141	445	1,443	1,338
Interest expense	(9,349)	(10,664)	(30,734)	(36,930)
Loss on extinguishment of debt	--	--	(612)	(36,195)
Gain on sale of equity investment	(3)	--	5,690	--
Gain (loss) on put options, net	(447)	(433)	741	(1,739)
Other income (expense), net	--	2	49	(9)
Minority interest in income of consolidated subsidiaries, net	(4,216)	(4,178)	(6,980)	(6,181)
Income before provision for income taxes	95,589	96,047	96,865	45,215
Provision for income taxes	(36,801)	(33,562)	(37,293)	(14,871)
Net income	$ 58,788	$ 62,485	$ 59,572	$ 30,344

* Resort represents the sum of Mountain and Lodging.

Presented below is a reconciliation of net income excluding the loss on extinguish-ment of debt and the gain on sale of equity investment and including a modification to adjust the effective tax rate to a normalized rate of 40% to net income of the Company calculated in accordance with GAAP for the nine months ended April 30, 2005. Also presented is a reconciliation of net income per diluted share excluding the loss on extinguishment of debt and the mold remediation charge and including a modification to adjust the effective tax rate to a normalized rate of 40% to net loss per diluted share of the Company calculated in accordance with GAAP for the nine months ended April 30, 2004. The Company has presented these non-GAAP measures as it believes that this presentation is more indicative of the Company's results from continuing operations.

	Nine Months
	Ended April 30,
	2005	2004

Net income excluding loss on extinguishment of debt, gain on sale of equity investment and mold remediation charge	$ 55,072	$ 52,146
Loss on extinguishment of debt, before benefit from income tax	(612)	(36,195)
Gain on sale of equity investment, before provision for income tax	5,690	--
Mold remediation charge, before benefit for income tax	--	(5,500)
Adjustment to provision for income taxes to achieve 40% normalized effective tax rate	(578)	19,893
Net income	$ 59,572	$ 30,344

Diluted net income per common share excluding loss on extinguishment of debt, gain on sale of equity investment and mold remediation charge	$ 1.53	$ 1.48
Loss on extinguishment of debt per diluted common share, before benefit from income tax	(0.02)	(1.02)
Gain on sale of equity investment per diluted common share, before provision for income tax	0.16	--
Mold remediation charge per diluted common share, before benefit from income tax	--	(0.16)
Adjustment to provision for income taxes to achieve 40% normalized effective tax rate, per diluted share	(0.02)	0.56
Diluted net income per common share	$ 1.65	$ 0.86

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA for the Company's fiscal year ending July 31, 2005 is presented below.

	For the Year Ending
	July 31, 2005

	Low End Range	High End Range
Reconciliation to consolidated loss before provision for income taxes:
*Resort Reported EBITDA	$ 160,000	$ 166,000
Real Estate Reported EBITDA	10,000	16,000
Total Reported EBITDA	170,000	182,000

Depreciation and amortization	(91,300)	(91,300)
Asset impairment charge	(1,573)	(1,573)
Loss on disposal of fixed assets	(1,800)	(1,800)
Other income (expense):
Investment income	1,700	1,700
Interest expense	(40,500)	(40,000)
Loss on extinguishment of debt	(612)	(612)
Loss on sale of hotel assets	(2,000)	(2,000)
Gain on sale of equity investment	5,690	5,690
Gain on put options, net	741	741
Other income	50	50
Minority interest in income of consolidated subsidiaries, net	(5,000)	(5,500)
Income before provision for income taxes	35,395	47,395
Provision for income taxes	(13,600)	(18,250)
Net income	$ 21,795	$ 29,145

* Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort range.